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                                     FORM OF
                             AMENDMENT TO AGREEMENT
                      PURSUANT TO THE PLAN OF DISTRIBUTION
                               FOR CLASS C SHARES

         AMENDMENT TO AGREEMENT PURSUANT TO THE PLAN OF DISTRIBUTION FOR CLASS C SHARES, dated as of this __ day of _______, 2002, by and between Pacific Global Fund, Inc., a Maryland Corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), and Pacific Global Fund Distributors, Inc., a California Corporation (the "Distributor").

                                   WITNESSETH:

         WHEREAS, the Corporation and the Distributor have entered into an Agreement Pursuant to the Plan of Distribution for Class C Shares dated as of December 15, 1997 (the "Class C Share Agreement"), under which the Corporation has agreed to reimburse the Distributor for certain expenses incurred in connection with the distribution of the Class C Shares of the Funds; and

         WHEREAS, the Corporation has added a new series of shares, the Multi-Cap Value Fund, which comprises Class A and Class C Shares; and

         WHEREAS, the Corporation has adopted the Plan of Distribution with respect to the Class C Shares of the Multi-Cap Value Fund, and authorized reimbursement payments to the Distributor pursuant to the Class C Share Agreement with respect to the Class C shares of the Multi-Cap Value Fund and the Class C Shares of the other Funds that now exist or hereafter may be established, and are listed on Exhibit A to this Agreement as may be amended from time to time;

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and in the Class C Share Agreement, the parties hereto, intended to be legally bound, hereby agree to amend the Class C Share Agreement as follows:

         1. The Class C Share Agreement is hereby amended to include Exhibit A hereto, as may be amended from time to time.

         2. This Amendment shall not change any other term or provision of the Class C Share Agreement and such other terms and provisions shall remain in full force and effect.

         3. Except as otherwise stated herein, capitalized terms used herein shall have the meaning set forth in the Class C Share Agreement.

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         IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be herewith affirmed, as of the day and year first above written.

ATTEST:                             PACIFIC GLOBAL FUND INC.
                                    d/b/a PACIFIC ADVISORS FUND INC.



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ATTEST:                             PACIFIC GLOBAL FUND INC. DISTRIBUTORS, INC.



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                                    EXHIBIT A

Balanced Fund
Government Securities Fund
Growth Fund
Income and Equity Fund
Multi-Cap Value Fund
Small Cap Fund